UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                              HARVEST ENERGY TRUST
             (Exact name of registrant as specified in its charter)

          ALBERTA, CANADA                                 NOT APPLICABLE
--------------------------------------------------------------------------------
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                           Identification No.)

SUITE 2100, 330 5TH AVENUE
CALGARY, ALBERTA, CANADA                                        T2P 0L4
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(Address of principal executive offices)                       (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [_]

Securities Act registration file number to which this form relates (if applicable):

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class               Name of each exchange on which
            to be registered                each class is to be registered
            ----------------                ------------------------------
             Trust Units                        New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:  None

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                                                                               2


                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                  This registration statement relates to the registration with the Securities and Exchange Commission (the "Commission") of trust units (the "TRUST UNITS"), of Harvest Energy Trust, an open-ended unincorporated investment trust established under the laws of the Province of Alberta, Canada (the "TRUST," or the "REGISTRANT"). This registration statement is filed with the Commission in connection with the listing of the Trust Units on the New York Stock Exchange, Inc. (the "NYSE"). The Registrant expects trading of its Trust Units to begin on the NYSE on July 21, 2005.

                  The Registrant's authorized capital consists of an unlimited number of Trust Units. As of June 30, 2005, there were 43,772,207 Trust Units issued and outstanding. Each Trust Unit entitles the holder or holders thereof (the "UNITHOLDERS") to one vote at any meeting of the Unitholders and represents an equal fractional undivided beneficial interest in any distribution from the Trust (whether of net income, net realized capital gains or other amounts) and in any net assets of the Trust in the event of termination or winding-up of the Trust. There are no conversion, retraction, redemption or pre-emptive rights attaching to the Trust Units. All Trust Units outstanding from time to time shall be entitled to equal shares in any distributions by the Trust and, in the event of termination or winding-up of the Trust, in the net assets of the Trust. All Trust Units shall rank among themselves equally and ratably without discrimination, preference or priority.

                  It is in the best interest of the Unitholders that Trust qualify as a "unit trust" and a "mutual fund trust" under the INCOME TAX ACT (Revised Statutes of Canada 1985, Chapter 1 (5th Supplement)) and the INCOME TAX REGULATIONS as amended from time to time (the "TAX ACT"). Accordingly, it is intended that the Trust comply with the requirements under the Tax Act for "unit trusts" and "mutual fund trusts" at all relevant times such that the Trust maintain the status of a unit trust and a mutual fund trust for the purposes of the Tax Act. In this regard, the Trust shall, among other things, take all necessary steps to monitor the ownership of the Trust Units to carry out such intentions. If at any time the Trust, becomes aware that the beneficial owners of 49% or more of the Trust Units then outstanding are or may be Non-Residents (defined as non-residents of Canada within the meaning of the Tax Act) or that such a situation is imminent, the Trust shall take such action as may be necessary to comply with the Tax Act.

                                    SIGNATURE


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  July 14, 2005

                                             HARVEST ENERGY TRUST



                                             By: /s/ David Rain
                                                 ------------------------------
                                                 Name:  David Rain
                                                 Title: Chief Financial Officer